EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Fourth Quarter and Full Year 2023 Results

EDINBURG, Va., Feb. 21, 2024 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced fourth quarter and full year 2023 financial and operating results.

2023 Highlights

  Glo Fiber data customers grew 71.7% year-over-year to approximately 42,000.
  Glo Fiber passings grew by approximately 86,400, or 58.6%, to approximately 234,000.
  Glo Fiber revenue grew 91.9% to $35.1 million.
  Consolidated revenue grew 7.5% to $287.4 million.
  Consolidated net income in 2023 was $8.0 million, compared with consolidated net loss of $8.4 million in 2022.
  Consolidated Adjusted EBITDA1 grew 19.3% to $90.6 million in 2023, compared with $76.0 million in 2022.
  Announced in October 2023 agreement to acquire 100% of the equity interests in Horizon Acquisition Parent LLC.

“Glo Fiber continues to be the major catalyst for our strong growth and is now our largest line of business in terms of passings. Since our first full year of Glo Fiber operations in 2020, our consolidated revenue and Adjusted EBITDA compounded annual growth rates (“CAGR”) have been industry-leading among publicly-traded broadband companies at 9.2% and 17.8%, respectively,” said President and CEO, Christopher E. French. “We believe we have the potential to more than double our Glo Fiber data customer penetration rate over the next five years, creating an excellent opportunity to continue to drive strong consolidated CAGR results.”

Shentel’s fourth-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, February 21, 2024. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/. For Analysts, please register to dial-in at this link.

Full Year 2023 Results

Broadband

  Total Broadband Data Revenue Generating Units (“RGUs”) grew 17,459, or 13.0%, in 2023 to 151,389. Glo Fiber Markets Data RGUs grew 17,424, or 71.7%, year-over-year to 41,710, driven by network expansion of 86,393 passings and churn of 1.0%. Cable Markets Data RGUs grew 35 to 109,679. Penetration for Glo Fiber Markets and Cable Markets were 17.8% and 50.8%, respectively, as of December 31, 2023.
  Broadband revenue grew $20.2 million, or 8.1%, to $269.3 million. Residential & SMB revenue in Glo Fiber Markets increased approximately $16.8 million, or 91.9%, during 2023, primarily driven by 71.7% year-over-year growth in data RGUs and a 4.0% increase in data Average Revenue per Unit (“ARPU”). Residential & SMB revenue in Cable Markets, excluding discontinued Beam operations, increased approximately $2.5 million, or 1.4%, during 2023, primarily driven by 1.8% year-over-year growth in data ARPU. Commercial Fiber revenue increased approximately $3.3 million, or 8.5%, during 2023, primarily driven by $3.0 million in T-Mobile non-recurring early termination fees and $0.3 million in recurring revenue driven by year-over-year growth in connections. T-Mobile disconnected 338 backhaul circuits during 2023 as part of their previously announced rationalization of the former Sprint network. The Company expects approximately $1 million of additional annual revenue churn as part of the network rationalization. Rural Local Exchange Carrier (“RLEC”) & Other revenue decreased approximately $1.1 million, or 6.7%, compared with 2022, primarily driven by a decline in residential DSL subscribers.
  Broadband operating expenses decreased approximately $0.2 million, or 0.1%, to $228.1 million in 2023, compared with 2022. The primarily drivers were lower impairment charges and depreciation charges resulting from the discontinuation of Beam fixed wireless in 2022 as well as lower payroll costs due to higher capitalized labor. These lower expenses were partially offset by higher line costs due to the expansion of the network into new markets, and higher advertising costs associated with the Company’s expansion of Glo Fiber.
  Broadband operating income in 2023 was $41.1 million, an increase of 98.6% compared with $20.7 million in 2022.
  Broadband Adjusted EBITDA2 in 2023 was $105.8 million, an increase of 17.6% compared with $90.0 million in 2022.

Tower

  Total macro towers and tenants were 219 and 453, respectively, as of December 31, 2023 compared with 222 and 446, respectively, as of December 31, 2022.
  Revenue decreased approximately $0.3 million, or 1.5%, in 2023 to $18.6 million compared with 2022. This decrease was primarily driven by lower intercompany lease revenue from ceasing Beam service in 2022.
  Operating expenses decreased approximately $0.3 million, or 2.8%, in 2023 compared with 2022, primarily driven by lower depreciation as a result of fewer depreciable tower assets in 2023 compared to 2022.
  Tower operating income in 2023 was $9.5 million, approximately flat compared with $9.5 million in 2022.
  Tower Adjusted EBITDA3 in 2023 was $11.6 million, a decrease of 2.8%compared with $11.9 million in 2022.

1 Non-GAAP measure. See the disclosure captioned “Non-GAAP Financial Measures” below in this press release for more details and a reconciliation to the most comparable GAAP measure.
2 Non-GAAP measure. See the disclosure captioned “Non-GAAP Financial Measures” below in this press release for more details and a reconciliation to the most comparable GAAP measure.
3 Non-GAAP measure. See the disclosure captioned “Non-GAAP Financial Measures” below in this press release for more details and a reconciliation to the most comparable GAAP measure.

Consolidated Fourth Quarter 2023 Results

  Consolidated revenue in the fourth quarter of 2023 grew 3.6% to $72.5 million compared with the fourth quarter of 2022 primarily due to growth of 3.7% in the Broadband segment.
  Consolidated net income in the fourth quarter of 2023 was $2.6 million, compared with net loss of $1.8 million in the fourth quarter of 2022.
  Consolidated Adjusted EBITDA in the fourth quarter of 2023 was $22.9 million, an increase of $1.9 million, or 8.8%, compared with the fourth quarter of 2022 due to growth of 8.9% in the Broadband segment and 9.3% growth in the Tower segment, partially offset by a 9.2% increase in corporate expenses.

Broadband

  Broadband revenue in the fourth quarter of 2023 grew $2.4 million, or 3.7%, to $67.9 million compared with $65.5 million in the fourth quarter of 2022. Residential & SMB revenue in Glo Fiber Markets increased approximately $4.7 million, or 79.2%, during 2023, primarily driven 71.7% year-over-year growth in data RGUs and 7.1% increase in data ARPU. Residential & SMB revenue in Cable Markets decreased approximately $0.4 million, or 0.8%, during 2023, primarily driven by a 11.2% decrease in video subscribers due to accelerated cord cutting. Commercial Fiber revenue decreased approximately $1.1 million, or 10.4%, primarily driven by timing of T-Mobile early termination fees. T-Mobile disconnected 338 backhaul circuits during 2023 as part of their previously announced rationalization of the former Sprint network. RLEC & Other revenue decreased approximately $0.6 million, or 15.3%, compared with 2022, primarily driven by a decline in residential DSL subscribers.
  Broadband operating expenses in the fourth quarter of 2023 were $57.1 million compared with $61.9 million in the fourth quarter of 2022. The decrease was primarily due to $4.8 million in lower depreciation due to 2022 accelerated depreciation of Beam network assets associated with the Company’s decision to permanently cease Beam operations, for which no equivalent accelerated depreciation was present in 2023.
  Broadband operating income in the fourth quarter of 2023 was $10.8 million, an increase of 200% compared with $3.6 million in the fourth quarter of 2022.
  Broadband Adjusted EBITDA in the fourth quarter of 2023 was $26.8 million, an increase of 8.9% compared with $24.6 million for the fourth quarter of 2022.

Tower

  Tower revenue for the fourth quarter of 2023 was consistent with revenue for fourth quarter of 2022.
  Tower operating income in the fourth quarter of 2023 was $2.5 million, an increase of 32.2% compared with $1.9 million for the fourth quarter of 2022, primarily due to lower depreciation and rent expense.
  Tower Adjusted EBITDA in the fourth quarter of 2023 was $3.0 million, an increase of 9.3% compared with $2.7 million for the fourth quarter of 2022.

Other Information

  As previously announced, on October 24, 2023, Shentel entered into a definitive agreement to acquire 100% of the equity interests in Horizon Acquisition Parent LLC for $385 million. Consideration will consist of $305 million in cash and $80 million of Shentel common stock. Closing is expected to occur in the first half of 2024 after regulatory approvals are received.
  The Company plans to raise additional growth capital for the FTTH network expansion, government grant projects and general corporate purposes, which may include the sale of some or all of its tower portfolio as well as exploring other strategic alternatives.
  Capital expenditures were $256.6 million for the year ended December 31, 2023 compared with $189.6 million in 2022. The $66.9 million increase in capital expenditures was primarily due to higher spending in the Broadband segment driven by the expansion of Glo Fiber Markets.
  As of December 31, 2023, our cash and cash equivalents totaled $139.3 million and the availability under our revolving line of credit was $100.0 million, for total available liquidity of $239.3 million. During 2023, we borrowed a total of $225.0 million under our term loans and had total indebtedness of $300 million as of December 31, 2023.
  On July 6, 2023, the Company closed on the sale of its 2.5 GHz spectrum for $17.3 million in cash and $3.8 million in assumed liabilities.

Conference Call and Webcast

Date: Wednesday, February 21, 2024
Time: 8:30 a.m. (ET)
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial-in at this link.

A live webcast of the call will be available on the “Investor Relations” page of the Company’s website at http://investor.shentel.com/.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable and networks to customers in the Mid-Atlantic United States. The Company’s services include: broadband internet, video and voice; fiber optic Ethernet, wavelength and leasing; and tower colocation leasing. The Company owns an extensive regional network with approximately 9,900 route miles of fiber and 219 macro cellular towers. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission. Those factors may include, among others, the ability to obtain the required regulatory approvals and satisfy the closing conditions required for the Horizon Transaction, Shentel’s ability to obtain the financing for the Horizon Transaction, the closing of the Transaction may not occur on time or at all, the expected savings and synergies from the Horizon Transaction may not be realized or may take longer or cost more than expected to realize, changes in overall economic conditions including rising inflation, regulatory requirements, changes in technologies, changes in competition, demand for our products and services, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19 and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President - Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share amounts)
(Figures for the quarters ended December 31, 2023 and 2022 are unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Service revenue and other	$72,510	$70,012	$287,379	$267,371
Operating expenses:
Cost of services exclusive of depreciation and amortization	25,707	26,974	106,101	107,546
Selling, general and administrative	26,929	23,240	103,631	92,392
Restructuring expense	—	220	—	1,251
Impairment expense	—	357	2,552	5,241
Depreciation and amortization	16,834	21,891	65,471	68,899
Total operating expenses	69,470	72,682	277,755	275,329
Operating income (loss)	3,040	(2,670)	9,624	(7,958)
Other income (expense):
Other income (expense), net	(733)	619	1,387	(1,348)
Income (loss) before income taxes	2,307	(2,051)	11,011	(9,306)
Income tax expense (benefit)	(282)	(228)	2,973	(927)
Net income (loss)	$2,589	$(1,823)	$8,038	$(8,379)

Other comprehensive income (loss):
Unrealized (loss) income on interest rate hedge, net of tax	(1,574)	—	1,668	—
Comprehensive (loss) income	$1,015	$(1,823)	$9,706	$(8,379)

Net income (loss) per share, basic and diluted:
Basic net income (loss) per share	$0.05	$(0.04)	$0.16	$(0.17)

Diluted net income (loss) per share	$0.05	$(0.04)	$0.16	$(0.17)

Weighted average shares outstanding, basic	50,422	50,194	50,396	50,155
Weighted average shares outstanding, diluted	50,971	50,194	50,715	50,155

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$139,255	$44,061
Accounts receivable, net of allowance for credit losses of $886 and $776, respectively	19,782	20,615
Income taxes receivable	4,691	29,755
Prepaid expenses and other	11,782	11,509
Current assets held for sale	561	22,622
Total current assets	176,071	128,562
Investments	13,198	12,971
Property, plant and equipment, net	879,499	687,553
Goodwill and intangible assets, net	81,123	81,515
Operating lease right-of-use assets	50,640	53,859
Deferred charges and other assets	13,698	13,259
Total assets	$1,214,229	$977,719
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$7,095	$648
Accounts payable	53,546	49,173
Advanced billings and customer deposits	13,241	12,425
Accrued compensation	11,749	9,616
Current operating lease liabilities	3,081	2,829
Accrued liabilities and other	9,643	17,906
Current liabilities held for sale	—	3,824
Total current liabilities	98,355	96,421
Long-term debt, less current maturities, net of unamortized loan fees	292,804	74,306
Other long-term liabilities:
Deferred income taxes	88,147	84,600
Asset retirement obligations	10,069	9,932
Benefit plan obligations	3,943	3,758
Non-current operating lease liabilities	48,358	50,477
Other liabilities	19,883	20,218
Total other long-term liabilities	170,400	168,985
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 50,272 and 50,110 issued and outstanding at December 31, 2023 and 2022, respectively	—	—
Additional paid in capital	66,933	57,453
Retained earnings	584,069	580,554
Accumulated other comprehensive income, net of taxes	1,668	—
Total shareholders’ equity	652,670	638,007
Total liabilities and shareholders’ equity	$1,214,229	$977,719

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	2023	2022
Cash flows from operating activities:
Net income (loss)	$8,038	$(8,379)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	64,981	68,175
Amortization of intangible assets	490	724
Accretion of asset retirement obligations	621	531
Provision for credit losses	2,898	1,972
Stock-based compensation expense, net of amount capitalized	10,033	8,528
Deferred income taxes	2,973	(1,414)
Impairment expense	2,552	5,241
Gain on sale of FCC spectrum licenses	(1,328)	—
Other, net	(504)	427
Changes in assets and liabilities:
Accounts receivable	(189)	(583)
Current income taxes	25,064	434
Operating lease right-of-use assets	3,614	6,322
Other assets	5,043	(451)
Accounts payable	(2,869)	19
Lease liabilities	(3,098)	(5,471)
Other deferrals and accruals	(4,545)	(1,180)
Net cash provided by operating activities	113,774	74,895

Cash flows from investing activities:
Capital expenditures	(256,550)	(189,609)
Government grants received	1,904	—
Proceeds from the sale of FCC spectrum licenses	17,300	—
Refund received for deposit on FCC spectrum leases	—	3,996
Proceeds from sale of assets and other	655	1,434
Net cash used in investing activities	(236,691)	(184,179)

Cash flows from financing activities:
Proceeds from credit facility borrowings	225,000	75,000
Payments for debt issuance costs	(300)	—
Dividends paid, net of dividends reinvested	(4,523)	(3,991)
Taxes paid for equity award issuances	(1,387)	(1,076)
Payments for financing arrangements and other	(679)	(932)
Net cash provided by financing activities	218,111	69,001
Net increase (decrease) in cash and cash equivalents	95,194	(40,283)
Cash and cash equivalents, beginning of period	44,061	84,344
Cash and cash equivalents, end of period	$139,255	$44,061

Non-GAAP Financial Measures
Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events and other non-comparable items. A reconciliation of net income (loss), which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Year Ended December 31, 2023
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$42,308	$9,495	$(43,765)	$8,038
Depreciation and amortization	61,897	2,103	1,471	65,471
Impairment expense	2,552	—	—	2,552
Other income, net	(1,179)	—	(208)	(1,387)
Income tax expense (benefit)	—	—	2,973	2,973
Stock-based compensation	—	—	10,033	10,033
Restructuring charges and transaction related fees	221	—	2,694	2,915
Adjusted EBITDA	$105,799	$11,598	$(26,802)	$90,595

Adjusted EBITDA margin	39%	62%	N/A	32%

Year Ended December 31, 2022
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$20,467	$9,512	$(38,358)	$(8,379)
Depreciation and amortization	63,175	2,416	3,308	68,899
Impairment expense	5,241	—	—	5,241
Other expense, net	240	—	1,108	1,348
Income tax expense (benefit)	—	—	(927)	(927)
Stock-based compensation	—	—	8,528	8,528
Restructuring charges and transaction related fees	849	—	402	1,251
Adjusted EBITDA	$89,972	$11,928	$(25,939)	$75,961

Adjusted EBITDA margin	36%	63%	N/A	28%

Quarter Ended December 31, 2023
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$10,791	$2,490	$(10,692)	$2,589
Depreciation and amortization	15,995	503	336	16,834
Impairment expense	—	—	—	—
Other expense, net	20	—	713	733
Income tax benefit	—	—	(282)	(282)
Stock-based compensation	—	—	1,669	1,669
Restructuring charges and transaction related fees	16	—	1,321	1,337
Adjusted EBITDA	$26,822	$2,993	$(6,935)	$22,880

Adjusted EBITDA margin	39%	64%	N/A	32%

Quarter Ended December 31, 2022
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$3,546	$1,884	$(7,253)	$(1,823)
Depreciation and amortization	20,451	854	586	21,891
Impairment expense	357	—	—	357
Other expense (income), net	63	—	(682)	(619)
Income tax benefit	—	—	(228)	(228)
Stock-based compensation	—	—	1,229	1,229
Restructuring charges and transaction related fees	220	—	—	220
Adjusted EBITDA	$24,637	$2,738	$(6,348)	$21,027

Adjusted EBITDA margin	38%	58%	N/A	30%

Segment Results

Year ended December 31, 2023

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$176,879	$—	$—	$176,879
Residential & SMB - Glo Fiber Markets[1]	35,103	—	—	35,103
Commercial Fiber	42,132	—	—	42,132
RLEC & Other	14,791	—	—	14,791
Tower lease	—	18,474	—	18,474
Service revenue and other	268,905	18,474	—	287,379
Intercompany revenue and other	348	161	(509)	—
Total revenue	269,253	18,635	(509)	287,379
Operating expenses
Cost of services	100,841	5,625	(365)	106,101
Selling, general and administrative	62,834	1,412	39,385	103,631
Impairment expense	2,552	—	—	2,552
Depreciation and amortization	61,897	2,103	1,471	65,471
Total operating expenses	228,124	9,140	40,491	277,755
Operating income (loss)	$41,129	$9,495	$(41,000)	$9,624

Year ended December 31, 2022

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$175,681	$—	$—	$175,681
Residential & SMB - Glo Fiber Markets[1]	18,293	—	—	18,293
Commercial Fiber	38,821	—	—	38,821
RLEC & Other	16,035	—	—	16,035
Tower lease	—	18,541	—	18,541
Service revenue and other	248,830	18,541	—	267,371
Intercompany revenue and other	185	378	(563)	—
Total revenue	249,015	18,919	(563)	267,371
Operating expenses
Cost of services	102,267	5,712	(433)	107,546
Selling, general and administrative	56,776	1,279	34,337	92,392
Restructuring expense	849	—	402	1,251
Impairment expense	5,241	—	—	5,241
Depreciation and amortization	63,175	2,416	3,308	68,899
Total operating expenses	228,308	9,407	37,614	275,329
Operating income (loss)	$20,707	$9,512	$(38,177)	$(7,958)

Quarter ended December 31, 2023

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$44,041	$—	$—	$44,041
Residential & SMB - Glo Fiber Markets[1]	$10,611	$—	$—	$10,611
Commercial Fiber	9,766	—	—	9,766
RLEC & Other	3,479	—	—	3,479
Tower lease	—	4,613	—	4,613
Service revenue and other	67,897	4,613	—	72,510
Intercompany revenue and other	27	49	(76)	—
Total revenue	67,924	4,662	(76)	72,510
Operating expenses
Cost of services	24,394	1,360	(47)	25,707
Selling, general and administrative	16,724	309	9,896	26,929
Depreciation and amortization	15,995	503	336	16,834
Total operating expenses	57,113	2,172	10,185	69,470
Operating income (loss)	$10,811	$2,490	$(10,261)	$3,040

Quarter ended December 31, 2022

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$44,540	$—	$—	$44,540
Residential & SMB - Glo Fiber Markets[1]	5,922	—	—	5,922
Commercial Fiber	10,897	—	—	10,897
RLEC & Other	4,083	—	—	4,083
Tower lease	—	4,570	—	4,570
Service revenue and other	65,442	4,570	—	70,012
Intercompany revenue and other	61	123	(184)	—
Total revenue	65,503	4,693	(184)	70,012
Operating expenses
Cost of services	25,466	1,658	(150)	26,974
Selling, general and administrative	15,400	297	7,543	23,240
Restructuring expense	220	—	—	220
Impairment expense	357	—	—	357
Depreciation and amortization	20,451	854	586	21,891
Total operating expenses	61,894	2,809	7,979	72,682
Operating income (loss)	$3,609	$1,884	$(8,163)	$(2,670)

_________________________________________
(1) Shentel has presented Residential & SMB - Cable Markets and Residential & SMB - Glo Fiber Markets separately for 2023. These revenues were previously reported in one line under the description “Residential & SMB”. Shentel has amended the presentation for 2022 for comparability.

Supplemental Information

Broadband Operating Statistics

	December 31, 2023	December 31, 2022
Broadband homes and businesses passed (1)	449,635	359,529
Cable Markets	215,763	212,050
Glo Fiber Markets	233,872	147,479

Residential & Small and Medium Business ("SMB") Revenue Generating Units ("RGUs"):
Broadband Data	151,389	133,930
Cable Markets	109,679	109,644
Glo Fiber Markets	41,710	24,286
Video	43,152	46,975
Voice	40,757	39,951
Total Residential & SMB RGUs (excludes RLEC)	235,298	220,856

Residential & SMB Penetration (2)
Broadband Data	33.7%	37.3%
Cable Markets	50.8%	51.7%
Glo Fiber Markets	17.8%	16.5%
Video	9.6%	13.1%
Voice	9.5%	11.7%

Fiber route miles	9,875	8,346
Total fiber miles (3)	861,980	656,033

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(1) Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2) Penetration is calculated by dividing the number of RGUs by the number of passings or available homes, as appropriate.
(3) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Broadband - Residential and SMB ARPU
	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Residential and SMB Revenue:
Broadband Data	$36,679	$31,916	$139,102	$120,803
Cable Markets	27,400	26,945	108,822	105,433
Glo Fiber Markets	9,279	4,971	30,280	15,370
Video	13,791	14,558	56,924	60,023
Voice	3,057	3,079	12,203	12,030
Discounts and adjustments	1,125	909	3,753	1,118
Total Revenue	$54,652	$50,462	$211,982	$193,974

Average RGUs:
Broadband Data	149,134	132,123	142,598	125,484
Cable Markets	109,528	109,403	109,591	108,053
Glo Fiber Markets	39,606	22,720	33,007	17,431
Video	43,621	47,571	44,876	48,654
Voice	40,726	39,910	40,372	38,217

ARPU:
Broadband Data	$81.98	$80.46	$81.27	$80.14
Cable Markets	$83.39	$82.10	$82.75	$81.31
Glo Fiber Markets	$78.10	$72.93	$76.45	$73.48
Video	$105.38	$102.01	$105.71	$102.80
Voice	$25.02	$25.72	$25.19	$26.23

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(1) Average Revenue Per Data RGU calculation = (Residential & SMB Revenue * 1,000) / average data RGUs / 12 months

Tower Operating Statistics

	December 31, 2023	December 31, 2022
Macro tower sites	219	222
Tenants	453	446
Average tenants per tower	2.0	1.9